Exhibit 99.1

               Gladstone Capital Closes Over-allotment


    MCLEAN, Va.--(BUSINESS WIRE)--Nov. 19, 2007--Gladstone Capital Corporation (NASDAQ:GLAD) (the "Company") announced today that the underwriter of its recent public offering of common stock has fully exercised its over-allotment option to purchase an additional 375,000 shares of common stock at a price of $17.67 per share, which includes an underwriting discount of $1.03 per share. The over-allotment option was granted in connection with the Company's previously announced public offering of 2,500,000 shares of common stock completed on October 19, 2007. The underwriter of the offering was Deutsche Bank Securities, Inc.

    This additional purchase increased the aggregate number of shares sold in the offering to 2,875,000. Including the over-allotment option exercise, net proceeds from the offering, after deducting expenses, are expected to be approximately $50.4 million. The proceeds will be used for the repayment of existing short-term debt under the Company's line of credit.

    Gladstone Capital is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second lien loans, and senior subordinate loans in small and medium sized businesses. For more information please visit our website at www.GladstoneCapital.com.

    For further information contact our Investor Relations department at 703-287-5835.

    This press release may include statements that may constitute "forward-looking statements," including statements with regard to the future performance of the Company. Words such as "should," "believes," "feel," "expects," "projects," "strive," "goals," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk factors" of the Company's prospectus dated July 5, 2007, as filed with the Securities and Exchange Commission on July 5, 2007. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Gladstone Capital Corporation
             Kerry Finnegan, 703-287-5835